Exhibit 10.5

Execution Version

LIMITED WAIVER AND SECOND AMENDMENT TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS LIMITED WAIVER AND SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into effective as of the 12th day of April, 2013, among SOUTHCROSS ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Borrower”), WELLS FARGO BANK, N.A., a national banking association, as the Administrative Agent (the “Administrative Agent”), and each of the Lenders (as defined below) that has executed this Amendment (the “Consenting Lenders”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Administrative Agent and the financial institutions party thereto as lenders (the “Lenders”) are parties to that certain Second Amended and Restated Credit Agreement dated as of November 7, 2012 (as amended prior to the Second Amendment Effective Date (as defined in Section 3 of this Amendment), the “Credit Agreement”) (unless otherwise defined herein, all terms used herein which are defined in the Credit Agreement shall have the meanings given such terms in the Credit Agreement, as amended hereby); and

WHEREAS, pursuant to the Credit Agreement, the Lenders have made Loans to the Borrower and provided certain other credit accommodations to the Borrower; and

WHEREAS, the Borrower has advised the Administrative Agent and the Lenders that it has failed to satisfy the financial covenants set forth in Subsections 9.01(a)(i) and 9.01(c) of the Credit Agreement for the Rolling Period ending March 31, 2013, which failure has resulted in immediate Events of Default under Subsection 10.01(d) of the Credit Agreement (collectively, the “Specified Defaults”);

WHEREAS, the Borrower has requested that (i) the Administrative Agent and the Lenders waive the Specified Defaults and (ii) amend certain terms and provisions of the Credit Agreement, in each case as provided in this Amendment; and

WHEREAS, subject to the terms and conditions set forth herein, the Consenting Lenders have agreed to the Borrower’s requests.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Borrower, the Administrative Agent and the Consenting Lenders hereby agree as follows:

SECTION 1                               Limited Waiver.  In reliance on the representations, warranties, covenants and agreements contained in this Amendment, and subject to and upon the terms and conditions set forth herein, the Administrative Agent and each of the Consenting Lenders hereby waive the Specified Defaults effective as of the Second Amendment Effective Date.  The limited waiver contained in this Section 1 is a one-time waiver applicable solely to the Specified Defaults, which are limited to the Rolling Period ending March 31, 2013, but to no other Default or Event of Default.  Nothing contained in this Section 1 shall be deemed a consent to or waiver of, or a commitment or obligation on the part of the Administrative Agent or the Lenders to any future consent to or waiver of, any other action or inaction on the part of the Borrower or any other Credit Party that constitutes (or would constitute) a violation of or departure from any covenant, condition or other obligation of the Credit Parties under the Credit Agreement and the other Loan Documents.  Neither the Lenders nor the Administrative Agent shall be obligated to grant any future waivers or consents with respect to any provision of the Credit Agreement or any other Loan Document.  Any further waivers or consents must be specifically agreed to in writing in accordance with Section 12.02 of the Credit Agreement.

SECTION 2                               Amendments.  In reliance on the representations, warranties, covenants and agreements contained in this Amendment, and subject to the satisfaction of each condition precedent set forth in Section 3 hereof, the Credit Agreement shall be amended effective as of the Second Amendment Effective Date in the manner provided in this Section 2.

2.1                               Deleted Definition.  Section 1.02 of the Credit Agreement shall be amended by deleting the definition of “Permitted Notes Covenant Option” contained therein.

2.2                               Restated Definitions.  Each of the following definitions set forth in Section 1.02 of the Credit Agreement shall be amended and restated in its entirety as follows:

“Annualized Consolidated EBITDA” means, with respect to each Rolling Period ending on or prior to December 31, 2013, the sum of (a) the product of (i) the Borrower’s Consolidated Unadjusted EBITDA for such Rolling Period multiplied by (ii) the factor set forth for such Rolling Period in the grid below plus (b) the aggregate Specified Projects EBITDA Adjustments for In Process Specified Projects as calculated on the last day of such Rolling Period plus (c) any amounts added to Consolidated Net Income in the calculation of Consolidated EBITDA for such Rolling Period pursuant to clauses (v), (vi), (vii), (viii) and (ix) of the definition of Consolidated EBITDA:

Rolling Period Ending	Factor
September 30, 2013	2
December 31, 2013	4/3

“Annualized Consolidated Interest Expense” means, for each Rolling Period ending on or prior to December 31, 2013, the product of (a) the Borrower’s actual Consolidated Interest Expense for such Rolling Period multiplied by (b) the factor set forth for such Rolling Period in the grid below:

Rolling Period Ending	Factor
September 30, 2013	2
December 31, 2013	4/3

“Availability Block” means, (a) at any time prior to the Borrower’s exercise of the Target Leverage Option, an amount equal to (x) $100,000,000 minus (y) the dollar amount of immediately available funds on deposit in the GP Cash Collateral Account at such time minus (z) the sum of (i) the LC Exposure at such time (as determined after giving effect to the issuance, amendment, renewal or extension of any Letter of Credit for which such request is being made and in connection with which the Availability Block is being calculated for the purposes of Section 2.07(a) or Section 2.07(b)) plus (ii) the aggregate amount of all LC Disbursements that have been reimbursed by or on behalf of the Borrower with the proceeds of an ABR Borrowing made after the First Amendment Effective Date at such time, and (b) at any time from and after the Borrower’s exercise of the Target Leverage Option, an amount equal to zero ($0.00).

“Collateral” means any and all Property of the Loan Parties or any other Person that is secured by a Lien under one or more Security Instruments.

“Consolidated Interest Coverage Ratio” means, for any period of determination, the ratio of (a) Consolidated EBITDA (or Annualized Consolidated EBITDA, in the case of the Rolling Periods ending on or prior to December 31, 2013) divided by (b) Consolidated Interest Expense (or Annualized Consolidated Interest Expense, in the case of Rolling Periods ending on or prior to December 31, 2013).

“Consolidated Senior Secured Leverage Ratio” means, for any period of determination, the ratio of Consolidated Senior Secured Indebtedness as of the last day of the fiscal quarter for which such determination is being made divided by Consolidated EBITDA (or Annualized Consolidated EBITDA, in the case of the Rolling Periods ending on or prior to December 31, 2013) for the Rolling Period ending on the last day of such fiscal quarter.

“Consolidated Total Leverage Ratio” means, for any period of determination, the ratio of (a) Consolidated Total Funded Indebtedness as of the last day of the fiscal quarter for which such determination is being made divided by (b) Consolidated EBITDA (or Annualized Consolidated EBITDA, in the case of the Rolling Periods ending on or prior to December 31, 2013) for the Rolling Period ending on the last day of such fiscal quarter.

“Consolidated Unadjusted EBITDA” means, for any period of determination, Consolidated EBITDA prior to giving effect to (a) any amounts added to Consolidated Net Income in the calculation of Consolidated EBITDA pursuant to clauses (v), (vi), (vii), (viii) and (ix) of the definition of Consolidated EBITDA, and (b) any Specified Projects EBITDA Adjustments for In Process Specified Projects for such period.

“LC Sublimit” means, at any time, $50,000,000.

“Rolling Period” means (a) for each of the fiscal quarters ending on June 30, 2013, September 30, 2013, and December 31, 2013, the period commencing on April 1, 2013 and ending on the last day of such fiscal quarter, and (b) for the fiscal quarter ending on March 31, 2014 and for each subsequent fiscal quarter, the period of four (4) consecutive fiscal quarters ending on the last day of such fiscal quarter.

2.3                               Additional Definitions.  Section 1.02 of the Credit Agreement shall be amended to add thereto in alphabetical order the following defined terms:

“Adjusted Consolidated Total Leverage Ratio” means, for any period of determination, the ratio of (a) an amount equal to the difference of (x) Consolidated Total Funded Indebtedness as of the last day of the fiscal quarter for which such determination is being made, minus (y) the dollar amount of funds on deposit in the GP Cash Collateral Account as of the last day of the fiscal quarter for which such determination is being made (which, for the avoidance of doubt, shall exclude any Equity Cure Amount deposited therein to cure a Financial Covenant Default occurring on such day) divided by (b) Consolidated EBITDA (or Annualized Consolidated EBITDA, in the case of the Rolling Periods ending on or prior to December 31, 2013) for the Rolling Period ending on the last day of such fiscal quarter.

“Equity Cure Amount” means, with respect to any Equity Cure Test Date (subject to the proviso at the end of this definition), an amount equal to the quotient of:

(a)                                 an amount equal to the difference of:

(i)                                     the difference of (x) Consolidated Total Funded Indebtedness as of such Equity Cure Test Date, minus (y) the dollar amount of funds on deposit in the GP Cash Collateral Account as of such Equity Cure Test Date (which, for the avoidance of doubt, shall exclude any Equity Cure Amount deposited therein to cure the Financial Covenant Default occurring on such Equity Cure Test Date); minus

(ii) an amount equal to the product of (x) Annualized Consolidated EBITDA for the Rolling Period ending as of such Equity Cure Test Date, multiplied by (y) the maximum Adjusted Consolidated Total Leverage Ratio set forth in the grid contained in Section 9.01(a)(i)(B) for the Rolling Period ending on such Equity Cure Test Date; divided by

(b)                                 4.5;

provided, however, that, if the “Equity Cure Amount” is being calculated in connection with the Borrower’s exercise of the Equity Cure Right with respect to a Financial Covenant Default resulting from the Borrower’s failure to satisfy the requirements of Section 9.01(d), then the “Equity Cure Amount” shall be an amount equal to the difference of (x) $9,000,000 minus (y) the Borrower’s Consolidated EBITDA for the fiscal quarter ending June 30, 2013.

“Equity Cure Notice” has the meaning set forth in Section 9.01(e)(i).

“Equity Cure Right” has the meaning set forth in Section 9.01(e).

“Equity Cure Rollover Amount” means, with respect to any Equity Cure Amount deposited in the GP Cash Collateral Account pursuant to Section 9.01(e)(ii) in connection with the Borrower’s exercise of the Equity Cure Right (subject to the proviso set forth at the end of this definition), the lesser of:

(a)                                 such Equity Cure Amount; and

(b)                                 an amount equal to the difference of:

(i)                                     an amount equal to the quotient of:

(A)                               the difference of (x) Consolidated Total Funded Indebtedness as of the Equity Cure Test Date, minus (y) the dollar amount of funds on deposit in the GP Cash Collateral Account as of the Equity Cure Test Date (which, for the avoidance of doubt, shall exclude any Equity Cure Amount deposited with respect to the Financial Covenant Default occurring on such Equity Cure Test Date); divided by

(B)                               the maximum Adjusted Consolidated Total Leverage Ratio set forth in the grid contained in Section 9.01(a)(i)(B) for the Rolling Period ending on such Equity Cure Test Date; minus

(ii)                                  an amount equal to the quotient of:

(A)                               the difference of (x) Consolidated Total Funded Indebtedness as of the Equity Cure Test Date, minus (y) the dollar amount of funds on deposit in the GP Cash Collateral Account as of the Equity Cure Test Date (which, for the avoidance of doubt, shall exclude any Equity Cure Amount deposited with respect to the Financial Covenant

Default occurring on such Equity Cure Test Date); divided by

(B)                               the sum of (x) the maximum Adjusted Consolidated Total Leverage Ratio set forth in the grid contained in Section 9.01(a)(i)(B) for the Rolling Period ending on such Equity Cure Test Date plus (y) 0.50;

provided, however, that if such “Equity Cure Rollover Amount” is being calculated in connection with the Borrower’s exercise of the Equity Cure Right with respect to a Financial Covenant Default resulting from the Borrower’s failure to satisfy the requirements of Section 9.01(d), then the “Equity Cure Rollover Amount” with respect to such Equity Cure Test Date shall be an amount equal to the Equity Cure Amount for Equity Cure Test Date.

“Equity Cure Test Date” has the meaning set forth in Section 9.01(e)(i).

“Equity Funded Capital Expenditure Amount” has the meaning set forth in Section 9.23(b).

“Financial Covenant Default” has the meaning set forth in Section 9.01(e).

“Growth Capital Expenditures” means all Capital Expenditures other than Maintenance Capital Expenditures.

“Initial Equity Amount” means $40,000,000.

“Initial Equity Contribution” has the meaning set forth in Section 8.20(a).

“Initial Equity Contribution Date” has the meaning set forth in Section 8.20(a).

“Initial Equity Proceeds” has the meaning set forth in Section 8.20(a).

“Maintenance Capital Expenditures” means all Capital Expenditures that are, at the time such Capital Expenditures are incurred, (a) made to maintain long term operating income or operating capacity of the Loan Parties, including Capital Expenditures for routine equipment and pipeline maintenance or replacement due to obsolescence.  For the purposes of this definition, “long term” generally refers to a period of not less than twelve (12) months, or (b) required to be made by the Borrower or any other Loan Party under applicable law.

“Qualified Equity Securities” means any Equity Interests in the Borrower (other than Disqualified Capital Stock) that meet each of the following conditions:

(a) such Equity Interests do not provide for any required periodic cash payments to the holder thereof prior to the Borrower’s exercise of the Target Leverage Option (other than with respect to “General Partnership Units” under and as defined in the Partnership Agreement issued to the General Partner pursuant to Section 5.2(b) of the Partnership Agreement to the extent necessary to maintain the General Partner’s percentage interests in the Borrower; provided that any cash payments received by the General Partner in respect of such Equity Interests are deposited in the GP Cash Collateral Account); and

(b) such Equity Interests do not provide for any dividends or distributions to the holder thereof, other than dividends or other distributions payable solely in additional shares of Equity Interests (other than Disqualified Capital Stock) in the Borrower, prior to the Borrower’s exercise of the Target Leverage Option (other than with respect to “General Partnership Units” under and as defined in the Partnership Agreement issued to the General Partner pursuant to Section 5.2(b) of the Partnership Agreement to the extent necessary to maintain the General Partner’s percentage interests in the Borrower; provided that any cash payments received by the General Partner in respect of such Equity Interests are deposited in the GP Cash Collateral Account).

“Required Equity Amount” means the Initial Equity Amount, the aggregate amount of all Equity Cure Amounts, or the Subsequent Equity Amount, as applicable.

“Required Equity Contribution” means, the Initial Equity Contribution or the Subsequent Equity Contribution, as applicable.

“Required Equity Contribution Date” means any Initial Equity Contribution Date or Subsequent Equity Contribution Date, as applicable.

“Required Equity Proceeds” means the Initial Equity Proceeds or the Subsequent Equity Proceeds, as applicable.

“Second Amendment” means that certain Limited Waiver and Second Amendment to Second Amended and Restated Credit Agreement dated April 12, 2013, entered into by and among the Borrower, the Administrative Agent, and the Lenders party thereto.

“Second Amendment Effective Date” has the meaning assigned to such term in the Second Amendment.

“Southcross Holdings” means Southcross Energy LLC, a Delaware limited liability company.

“Subsequent Equity Amount” means:

(a)                                 if the Subsequent Equity Contribution Test is satisfied, an amount equal to the sum of:

(i)                                     the aggregate amount of all Equity Cure Amounts deposited into the GP Cash Collateral Account pursuant to Section 9.01(e)(ii); plus

(ii)                                  the Equity Funded Capital Expenditure Amount; and

(b)                                 if the Subsequent Equity Contribution Test is not satisfied, an amount equal to the lesser of:

(i)                                     an amount equal to 100% of the funds on deposit in the GP Cash Collateral Account on the last Subsequent Equity Contribution Date (without giving effect to any disbursements from the GP Cash Collateral Account required to be made with respect to the Subsequent Equity Contribution); and

(ii)                                  an amount equal to the sum of the following:

(A)                               an amount equal to the difference of:

(1)                                 the quotient of (x) Consolidated Total Funded Indebtedness as of June 30, 2014; divided by (y) 4.50; minus

(2)                                 Consolidated EBITDA for the Rolling Period ending June 30, 2014; plus

(B)                               the amount calculated in accordance with clause (a) of this definition.

“Subsequent Equity Contribution” has the meaning set forth in Section 8.20(b).

“Subsequent Equity Contribution Date” has the meaning set forth in Section 8.20(b).

“Subsequent Equity Contribution Test” means a test that is satisfied if the Consolidated Total Leverage Ratio for the Rolling Period ending June 30, 2014 (calculated without adding any Equity Cure Amounts or Equity Cure Rollover Amounts in the calculation of Consolidated EBITDA) is not greater than 4.50 to 1.00.

“Subsequent Equity Proceeds” has the meaning set forth in Section 8.20(b).

“Target Leverage Date” means the date that is five (5) Business Days after each of the following conditions is satisfied:

(a)                                 the Target Leverage Test is satisfied as of the most recent Target Leverage Test Date; and

(b)                                 the Administrative Agent has received a certificate from a Financial Officer of the Borrower in accordance with Section 8.01(d), which certificate shall include calculations of the Target Leverage Ratio in form and substance satisfactory to the Administrative Agent.

“Target Leverage Option” means a one-time option of the Borrower, which option shall be exercisable only after the occurrence of the Target Leverage Date, to elect (by delivering irrevocable written notice to the Administrative Agent of such election) the application of the covenants set forth in Section 9.01(a)(i)(A).

“Target Leverage Ratio” means, as of any Target Leverage Test Date, the ratio of (a) an amount equal to (i) Consolidated Total Funded Indebtedness as of such Target Leverage Test Date (calculated after giving effect to any mandatory prepayments made on such date pursuant to Section 3.04(b)), minus (ii) the dollar amount of funds on deposit in the GP Cash Collateral Account on such Target Leverage Test Date (after giving effect to any disbursements from the GP Cash Collateral Account made on such date), divided by (b) Consolidated EBITDA (or Annualized Consolidated EBITDA, in the case of Rolling Periods ending on or prior to December 31, 2013) for the most recently ended Rolling Period for which financial statements have been delivered to the Administrative Agent pursuant to Section 8.01(a) or (b) (which, for the avoidance of doubt, shall be calculated without adding any Equity Cure Amounts or any Equity Cure Rollover Amounts thereto).

“Target Leverage Test” means, as of any Target Leverage Test Date, a test with respect to the Target Leverage Ratio that is satisfied if either of the following conditions is met:

(a)                                 the Target Leverage Ratio calculated as of such Target Leverage Test Date is not more than 4.25 to 1.00; or

(b)                                 (A) the Target Leverage Ratio calculated as of such Target Leverage Test Date is not more than 4.50 to 1.00, and (B) the Target Leverage Ratio calculated as of the last day of the Rolling Period immediately preceding the Rolling Period used in the calculation of the Target Leverage Ratio referred to in the foregoing subclause (A) of this definition is not more than 4.50 to 1.00.

“Target Leverage Test Date” means (a) the last day of each fiscal quarter commencing with the fiscal quarter ending June 30, 2013 ending on or prior to the Borrower’s exercise of the Target Leverage Option, and (b) at the election of the Borrower, any date on which the Borrower issues Equity Interests (other than Qualified Equity Securities issued in connection with any Required Equity Contribution).

2.4                               Amendment to Definition of Applicable Margin.  The definition of “Applicable Margin” set forth in Section 1.02 of the Credit Agreement shall be amended as follows:

(a)                                 The first sentence of the definition of “Applicable Margin” set forth in Section 1.02 of the Credit Agreement shall be amended by inserting the parenthetical “(subject to the proviso in the last paragraph of this definition)” immediately after the phrase “in the grid below” contained therein; and

(b)                                 The proviso contained in first sentence of the last paragraph of the definition of “Applicable Margin” set forth in Section 1.02 of the Credit Agreement shall be amended and restated in its entirety as follows:

provided, however, that (x) if at any time the Borrower fails to deliver any financial statements or a compliance certificate required by Sections 8.01(a), (b) or (d), as applicable, then the “Applicable Margin” means the rate per annum set forth on the grid when the Consolidated Total Leverage Ratio is at its highest level,(y) for the period from the Effective Date until March 31, 2013, the Consolidated Total Leverage Ratio shall, for purposes of this definition, be deemed to be greater than or equal to 4.50 to 1.00, and (z) for the period from April 1, 2013 until the date on which the financial statements and compliance certificate required pursuant to Sections 8.01(a), (b) and/or (d), as applicable, are delivered to the Administrative Agent for the period ending on the last day of the fiscal quarter in which the Borrower exercises the Target Leverage Option, “Applicable Margin” means, for any day, (i) 4.50% per annum with respect to Eurodollar Loans, (ii) 3.50% per annum with respect to ABR Loans and (iii) 0.500% per annum with respect to the Commitment Fee Rate

2.5                               Amendments to Definition of Consolidated EBITDA.  The definition of “Consolidated EBITDA” set forth in Section 1.02 of the Credit Agreement shall be amended as follows:

(a)                                 Clause (b) of the definition of “Consolidated EBITDA” set forth in Section 1.02 of the Credit Agreement shall be amended by amending and restating clause (iv) thereof as follows:

(iv) amortization (including amortization of equity compensation expenses), depreciation and other noncash nonrecurring items during such period,

(b)                                 Clause (b) of the definition of “Consolidated EBITDA” set forth in Section 1.02 of the Credit Agreement shall be further amended by (i) deleting the word “and” immediately before sub-clause “(v)” thereof, and (ii) inserting the following new clauses “(vi)”, “(vii)” and “(viii)” and “(ix)” immediately before the word “plus” at the end of such clause (b):

(vi) nonrecurring cash expenses for employee severance, employee relocation and employee hiring costs incurred during such period, (vii) nonrecurring cash expenses for accounting and reorganization costs incurred during such period in an aggregate amount not to exceed $750,000 in any Rolling Period, (viii) fees, costs and expenses incurred in connection with the negotiation, documentation, closing and consummation of the Second Amendment in an aggregate amount not to exceed $2,000,000, and (ix) nonrecurring cash expenses for insurance deductible costs incurred during such period,

(c)                                  Clause (c) of the definition of “Consolidated EBITDA” set forth in Section 1.02 of the Credit Agreement shall be amended by inserting the following immediately before the phrase “the aggregate Specified Projects EBITDA Adjustments during such period” contained therein:

any Equity Cure Rollover Amount in such period, plus (d)

2.6                               Amendment to Definition of Material Acquisition.  Clause (b) of the definition of “Material Acquisition” set forth in Section 1.02 of the Credit Agreement shall be amended and restated in its entirety as follows:

(b)                                 such acquisition occurs prior to the incurrence of Permitted Notes Indebtedness by the Borrower and/or any of its Subsidiaries; and

2.7                               Amendment to Definition of Permitted Acquisition.  The definition of “Permitted Acquisition” set forth in Section 1.02 of the Credit Agreement shall be amended by inserting the phrase “, in each case made after the Borrower’s exercise of the Target Leverage Option and” immediately before the phrase “meeting each of the following conditions” contained in such definition.

2.8                               Amendment to Definition of Permitted Notes Indebtedness.  The definition of “Permitted Notes Indebtedness” set forth in Section 1.02 of the Credit Agreement shall be amended by inserting the phrase “after the Borrower’s exercise of the Target Leverage Option” immediately before the semicolon contained in such definition.

2.9                               Amendment to Definition of Specified Projects EBITDA Adjustment.  The first sentence of the definition of “Specified Projects EBITDA Adjustment” set forth in Section 1.02 of the Credit Agreement shall be amended by deleting the reference to ‘September 30, 2013” contained therein and inserting a reference to “December 31, 2013” in lieu thereof.

2.10                        Amendment to Pro Forma Compliance Provision.  The second sentence of Subsection 1.05(c) of the Credit Agreement shall be amended and restated in its entirety as follows:

For the purposes of the definition of “Permitted Note Indebtedness” and the definition of “Permitted Acquisition” (but only in the event that such Permitted Acquisition is a Material Acquisition), the covenants (and levels thereof) that must be complied with are those set forth in Sections 9.01(a)(ii), 9.01(b), and 9.01(c).

2.11                        Amendments to Mandatory Prepayment Provisions.  Subsection 3.04(b) of the Credit Agreement shall be amended as follows:

(a)                                 Clause (ii) of Subsection 3.04(b) of the Credit Agreement shall be amended by inserting the phrase “for any Asset Sale made after the Borrower’s exercise of the Target Leverage Option” immediately after the phrase “provided, however, that” contained therein.

(b)                                 Clause (iii) of Subsection 3.04(b) of the Credit Agreement shall be amended by inserting the phrase “for any Recovery Event that occurs after the Borrower’s exercise of the Target Leverage Option” immediately after the phrase “provided, however, that” contained therein.

(c)                                  Subsection 3.04(b) of the Credit Agreement shall be amended by (i) renumbering clause “(iv)” thereof as clause “(v)”, (ii) renumbering clause “(v)” thereof as clause “(vi)”, (iii) deleting the references to “Section 3.04(b)(iv)” contained in clauses “(ii)” and “(iii)” thereof and inserting references to “Section 3.04(b)(v)” in lieu thereof, and (iv) inserting the following new clause “(iv)” in appropriate numerical order:

(iv)                              On each Required Equity Contribution Date contemporaneously with the consummation of the relevant Required Equity Contribution, 100% of the Required Equity Proceeds with respect to such Required Equity Contribution shall be applied by the Borrower as a mandatory repayment in accordance with the requirements of Section 3.04(b)(v).

2.12                        Amendments to Financial Statements Covenants.  Section 8.01 of the Credit Agreement shall be amended as follows:

(a)                                 Clause (d) of Section 8.01 of the Credit Agreement shall be amended and restated in its entirety as follows:

(d)                                 Certificate of Financial Officer — Compliance.

(i)                                     Concurrently with any delivery of financial statements required pursuant to Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D-2 hereto (A) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01, including, without limitation, (i) reasonably detailed calculations of the Specified Projects EBITDA Adjustment for each Specified Project (including a reasonably detailed summary of the terms of the applicable customer contracts relating to such calculation), each Specified Project’s Scheduled Completion Date, and each Specified Project’s Projected Capacity (and, if applicable, any changes to such Projected Capacity and supporting information as required), and (ii) calculations of Consolidated Total Leverage Ratio (whether or not the Target Leverage Date has occurred and whether or not the Borrower has exercised the Target Leverage Option), (C) stating whether any change in GAAP or in the application thereof has occurred since the date of the financial statements referred to in Section 7.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (D) attaching reports setting forth the processing volumes for the periods covered by such financial statements, (E) certifying as to whether the Target Leverage Test has been satisfied and setting forth reasonably detailed calculations of the Target Leverage Ratio if such certificate is being delivered on a Target Leverage Test Date, and (F) in the case of such financial statements for the period ending June 30, 2014, setting forth reasonably detailed calculations of the Consolidated Total Leverage Ratio in accordance with the definition of “Subsequent Equity Contribution Test” (separately from and in addition to any calculation of the Consolidated Total Leverage Ratio required for the purpose of determining compliance with Section 9.01(a)); and

(ii)                                  at the election of the Borrower on any Required Equity Contribution Date or any other date on which the Borrower issues Equity Interests, as applicable, a certificate of a Financial Officer certifying as to whether the Target Leverage Test has been satisfied as of such Target Leverage Test Date and setting forth reasonably detailed calculations of the Target Leverage Ratio.

(b)                                 Section 8.01 of the Credit Agreement shall be amended by (i) renumbering subsection “(n)” thereof as subsection “(o)” and (ii) inserting the following new subsection “(n)” in alphabetical order:

(n)                                 Monthly Financial Statements.  As soon as available, but in any event within thirty (30) calendar days after the end of each calendar month that is not the last calendar month in a fiscal quarter or a fiscal year, its unaudited consolidated balance sheet and related statement of operations reflecting results of operations as of the end of and for such calendar month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or in the case of the balance sheet, as of the end of) the previous fiscal year, together with reports setting forth the processing volumes during such calendar month and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and the results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal quarter-end or year-end adjustments, as the case may be, and the absence of footnotes.

2.13                        Addition of Equity Issuance Covenant.  Article VIII of the Credit Agreement shall be amended by inserting the following as new “Section 8.20” immediately after Section 8.19 thereof:

Section 8.20                             Required Equity Issuances.

(a)                           Initial Equity Contribution.  Prior to June 30, 2013, the Borrower shall issue Qualified Equity Securities in one or more transactions (the date of each such issuance, an “Initial Equity Contribution Date”) to the General Partner and/or Southcross Holdings for cash consideration (such issuances, collectively, the “Initial Equity Contribution”), which issuances shall result in the Borrower receiving cash proceeds on or prior to the June 30, 2013 in an aggregate amount of no less than the Initial Equity Amount (such proceeds, the “Initial Equity Proceeds”).

(b)                           Subsequent Equity Contribution.  Prior to August 31, 2014, the Borrower shall issue Qualified Equity Securities in one or more transactions (the date of each such issuance, a “Subsequent Equity Contribution Date”) to the General Partner and/or Southcross Holdings for cash consideration (such issuances, collectively, the “Subsequent Equity Contribution”), which issuances shall result in the Borrower receiving cash proceeds on or prior to August 31, 2014 in an aggregate amount equal to the Subsequent Equity Amount (such proceeds, if any, the “Subsequent Equity Proceeds”).

Concurrently with any issuance of Equity Interests in the Borrower pursuant to this Section 8.20, the Borrower shall furnish the Administrative Agent with (A) written notice informing the Administrative Agent that such issuance has been completed, (B) a certificate of a Financial Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, certifying as to the aggregate amount of cash proceeds received by or on behalf of the Borrower in connection with such issuance, (C) fully executed and assembled copies of the material agreements and documents governing such issuance, and (D) such other information, documents or agreements relating to such issuance as the Administrative Agent may reasonably request.

2.14                        Addition of Post-Closing GP Cash Collateral Covenant.  Article VIII of the Credit Agreement shall be amended by inserting the following as new “Section 8.21” immediately after new Section 8.20 thereof:

Section 8.21                             Post-Closing Deposit of GP Cash Collateral.  On or prior to April 22, 2013, the Borrower shall cause the General Partner to deposit $24,200,000 in immediately available funds into the GP Cash Collateral Account (which funds shall be above and in addition to the amount on deposit in the GP Cash Collateral Account prior to such date and shall not be netted or credited against any other amounts required or permitted to be deposited or maintained in the GP Cash Collateral Account pursuant to Section 9.01(e)(ii) or 9.23 or any other terms or conditions of this Agreement or any other Loan Document), and, after giving effect to such deposit, the GP Cash Collateral Account shall have a balance of at least $34,200,000 in immediately available funds (without giving effect to any amounts deposited therein pursuant to Sections 9.01(e)(ii) or 9.23).

2.15                        Amendments to Financial Covenants.  Section 9.01 of the Credit Agreement shall be amended and restated in its entirety as follows:

Section 9.01                             Financial Covenants.

(a)                                 Consolidated Total Leverage Ratio.

(i)                                     Prior to the incurrence by the Borrower and/or any of its Subsidiaries of Permitted Notes Indebtedness:

(A)                               if the Borrower has exercised the Target Leverage Option thereof prior to the first day of such fiscal quarter, the Borrower will not, as of the last day of any fiscal quarter commencing with the fiscal quarter ending September 30, 2013, permit its Consolidated Total Leverage Ratio to exceed the ratio set forth in the grid below for the corresponding Rolling Period:

Rolling Period Ending	Maximum Consolidated Total Leverage Ratio
September 30, 2013	4.75 to 1.00
December 31, 2013 and thereafter	4.50 to 1.00

and

(B)                               if the Borrower has not exercised the Target Leverage Option prior to the first day of such fiscal quarter, the Borrower will not, as of the last day of any fiscal quarter commencing with the fiscal quarter ending September 30, 2013, permit its Adjusted Consolidated Total Leverage Ratio to exceed the ratio set forth in the grid below for the corresponding Rolling Period:

Rolling Period Ending	Maximum Adjusted Consolidated Total Leverage Ratio
September 30, 2013	7.25 to 1.00
December 31, 2013	6.75 to 1.00
March 31, 2014	6.25 to 1.00
June 30, 2014	5.25 to 1.00
September 30, 2014	5.00 to 1.00
December 31, 2014	4.75 to 1.00

Rolling Period Ending	Maximum Adjusted Consolidated Total Leverage Ratio
March 31, 2015 and thereafter	4.50 to 1.00

; provided, that upon the Borrower closing a Material Acquisition after the Borrower’s exercise of the Target Leverage Option, the Borrower may elect (by delivering written notice of such election to the Administrative Agent on the closing date of such Material Acquisition) for the Rolling Period ending on the last day of the fiscal quarter in which such acquisition occurs and for the immediately following two Rolling Periods to increase the maximum Consolidated Total Leverage Ratio that is permitted to 5.00 to 1.00; provided, further, that the Borrower is not permitted to make more than one such election in any period of four consecutive fiscal quarters;

(ii)                                  From and after the incurrence by the Borrower and/or any of its Subsidiaries of Permitted Notes Indebtedness, the Borrower will not, as of the last day of each fiscal quarter then remaining during the term of this Agreement, permit its Consolidated Total Leverage Ratio to exceed 5.25 to 1.00.

(b)                                 Consolidated Senior Secured Leverage Ratio.  From and after the incurrence by the Borrower and/or any of its Subsidiaries of Permitted Notes Indebtedness, the Borrower will not, as of the last day of each fiscal quarter then remaining during the term of this Agreement, permit its Consolidated Senior Secured Leverage Ratio to exceed 3.50 to 1.00.

(c)                                  Consolidated Interest Coverage Ratio.  The Borrower will not, as of the last day of any fiscal quarter commencing with the fiscal quarter ending September 30, 2013, permit its Consolidated Interest Coverage Ratio to be less than the ratio set forth in the grid below for the corresponding Rolling Period:

Rolling Period Ending	Minimum Consolidated Interest Coverage Ratio
September 30, 2013	2.25 to 1.00
December 31, 2013	2.25 to 1.00
March 31, 2014 and thereafter	2.50 to 1.00

(d)                                 Minimum Consolidated EBITDA.  The Borrower will not permit the Consolidated EBITDA of the Borrower and its Consolidated Subsidiaries for the fiscal quarter ending June 30, 2013 to be less than $9,000,000.

(e)                                  Borrower’s Right to Cure.  Notwithstanding anything to the contrary contained in this Section 9.01, in the event that the Borrower fails to comply with the requirements of clauses (a), (b), (c) and/or (d) of this Section 9.01 as of the last day of any fiscal quarter ending on or prior to December 31, 2013 (such event, a “Financial Covenant Default”), then the Borrower shall have the right to cure any such Financial Covenant Default (such right, the “Equity Cure Right”) subject to the following terms and conditions:

(i)                                     The Borrower shall deliver to the Administrative Agent irrevocable written notice of its intent to exercise the Equity Cure Right (an “Equity Cure Notice”) no later than ten (10) calendar days after the date on which financial statements and a compliance certificate as of and for the period ending on the last day (such last day, the “Equity Cure Test Date”) of the fiscal quarter for which such Financial Covenant Default occurred are required to be delivered pursuant to Sections 8.01(a), (b), and (d), as applicable.  The Equity Cure Notice shall set forth the calculation of the applicable Equity Cure Amount and be certified by a Financial Officer of the Borrower.

(ii)                                  No later than five (5) calendar days after receipt by the Administrative Agent of an Equity Cure Notice the Borrower shall cause the General Partner and/or Southcross Holdings, as applicable, to deposit immediately available funds into the GP Cash Collateral Account (which funds shall be above and in addition to the amount on deposit in the GP Cash Collateral Account prior to the Equity Cure Test Date and shall not be netted or credited against any other amounts required or permitted to be deposited or maintained in the GP Cash Collateral Account pursuant to Sections 8.21 or 9.23 or any other terms or conditions of this Agreement or any other Loan Document) in a dollar amount equal to the Equity Cure Amount.

(iii)                               The Equity Cure Right shall not be exercised more than two (2) times.

(iv)                              From the date on which financial statements and a compliance certificate as of and for the period ending on the Equity Cure Test Date are required to be delivered pursuant to Sections 8.01(a), (b), and (d), as applicable, until the earliest of (A) five (5) calendar days after receipt by the Administrative Agent of an Equity Cure Notice or (B) the date on which the Administrative Agent is notified by the Borrower that immediately available funds in an amount equal to the Equity Cure Amount will not be deposited by the General Partner and/or Southcross Holdings into the GP Cash Collateral Account, the applicable Financial Covenant Default shall constitute an Event of Default for all purposes under this Agreement, but neither the Administrative Agent nor any Lender shall impose default interest, accelerate the Secured Obligations, terminate the Commitments or exercise any enforcement remedy against any Credit Party or any of their respective Property, in each case solely with respect to such Financial Covenant Default.  Notwithstanding anything to the contrary in this Section

9.01(e)(iv) the Administrative Agent and the Lenders shall be entitled to exercise any of their respective rights and remedies under this Agreement and under applicable law to the extent that any other Event of Default (other than the applicable Financial Covenant Default) has occurred and is continuing.

(v)                                 Upon the timely deposit by the General Partner and/or Southcross Holdings of immediately available funds in a dollar amount equal to the Equity Cure Amount into the GP Cash Collateral Account, the Borrower shall be deemed to have satisfied the requirements of clauses (a), (b), (c) and (d) of this Section 9.01, as applicable, as of the applicable Equity Cure Test Date with the same effect as though there was no failure to comply therewith as of such Equity Cure Test Date, and the Financial Covenant Default shall be automatically deemed cured and waived for all purposes of this Agreement.

(vi)                              With respect to any Equity Cure Amount deposited in the GP Cash Collateral Account in accordance with Section 9.01(e)(ii), solely for the purposes of calculating the Borrower’s compliance with clauses (a), (b) and (c) of this Section 9.01, as applicable, for each Rolling Period ending after the applicable Equity Cure Test Date that includes the fiscal quarter ending on such Equity Cure Test Date, (A) the Borrower shall be deemed to have received the Equity Cure Rollover Amount during the fiscal quarter ending on such Equity Cure Test Date and (B) the Borrower may add the applicable Equity Cure Rollover Amount in calculating its Consolidated EBITDA (or Annualized Consolidated EBITDA, in the case of Rolling Periods ending on or prior to December 31, 2013) for such Rolling Period.  For the avoidance of doubt, (1) no Equity Cure Amount deposited to the GP Cash Collateral Account shall be netted or credited against Consolidated Total Funded Indebtedness in the calculation of the Consolidated Total Leverage Ratio, Adjusted Consolidated Total Leverage Ratio, or Consolidated Senior Secured Leverage Ratio, as applicable, for the purpose of determining the Borrower’s compliance with clauses (a), and (b) of this Section 9.01 for the Rolling Period ending on the Equity Cure Test Date for which such Equity Cure Amount is received, and (2) no Equity Cure Amount or Equity Cure Rollover Amount shall be added in the calculation of Consolidated EBITDA when determining whether or not the Borrower has satisfied the Subsequent Equity Contribution Test.

2.16                        Amendments to Indebtedness Covenant.  Section 9.02 of the Credit Agreement shall be amended as follows:

(a)                                 Subsection 9.02(b) of the Credit Agreement shall be amended by inserting the following proviso immediately after the semicolon at the end of such subsection:

provided, further, that from and after April 1, 2013 until the date on which the Borrower exercises the Target Leverage Option, the aggregate amount of all Indebtedness described in this Section 9.02(b) at any one time outstanding shall not exceed $2,000,000 in the aggregate;

(b)                                 Subsection 9.02(h) of the Credit Agreement shall be amended by inserting the following proviso immediately after the semicolon at the end of such subsection:

provided, further, that from and after April 1, 2013 until the date on which the Borrower exercises the Target Leverage Option, the Borrower shall not be permitted to incur, create or assume any additional Indebtedness (i.e., any such Indebtedness funded or incurred after March 31, 2013) pursuant to this Section 9.02(h);

2.17                        Amendments to Restricted Payments Covenant.  Section 9.04 of the Credit Agreement shall be amended as follows:

(a)                                 Subsection 9.04(c) of the Credit Agreement shall be amended and restated in its entirety as follows:

(c)                                  the Borrower may declare and pay quarterly cash distributions of Available Cash to the holders of any Equity Interests in the Borrower in accordance with the Borrower’s Organization Documents; provided, that, (i) no Default or Event of Default exists at the time of or after giving effect to such Restricted Payment, (ii) with respect to the quarterly cash distributions declared and paid with respect to the fiscal quarter ending March 30, 2013 (the “Q1 2013 Distribution”), the aggregate dollar amount of such Q1 2013 Distribution shall not exceed $10,000,000, and (iii) with respect to any other quarterly cash distributions declared and paid by the Borrower prior to the date on which the Borrower exercises the Target Leverage Option, the per-unit dollar amount of such quarterly cash distributions (adjusted for any distributions paid in kind, unit splits, combinations, recapitalizations, reclassifications or similar events) shall not exceed the per-unit dollar amount of the Q1 2013 Distribution; provided, further, that no such Restricted Payments shall be made in respect of Qualified Equity Securities issued pursuant to Section 8.20, other than payments in kind consisting of additional Qualified Equity Securities, prior to the Borrower’s exercise of the Target Leverage Option.

(b)                                 Subsection 9.04(e) of the Credit Agreement shall be amended by (i) inserting the phrase “from and after the date on which the Borrower exercises the Target Leverage Option,” immediately prior to the first word of such subsection, and (ii) inserting the following proviso immediately after the semicolon at the end of such subsection:

provided, that, no such Restricted Payments shall be made in respect of Qualified Equity Securities issued pursuant to Section 8.20, other than payments in kind consisting of additional Qualified Equity Securities, prior to the Borrower’s exercise of the Target Leverage Option;

2.18                        Amendments to Investments Covenant.  Section 9.05 of the Credit Agreement shall be amended as follows:

(a)                                 Each of Subsections 9.05(c), (d), (e) and (f) of the Credit Agreement shall be amended by inserting the following proviso immediately before the semicolon at the end of such subsection:

; provided, further, that from and after April 1, 2013 until the date on which the Borrower exercises the Target Leverage Option, the Borrower shall not be permitted to make any additional Investments (i.e., any such Investment made after March 31, 2013) pursuant to this subsection except such Investments as are made for the account of the Borrower or a Subsidiary pursuant to and in accordance with any Treasury Management Agreement between the Borrower or such Subsidiary and a Treasury Management Counterparty

(b)                                 Each of Subsections 9.05(j), (k) and (n) of the Credit Agreement shall be amended by inserting the following proviso immediately before the semicolon (or, in the case of Subsetion 9.05(n), the period) at the end of such subsection:

; provided, further, that from and after April 1, 2013 until the date on which the Borrower exercises the Target Leverage Option, the Borrower shall not be permitted to make any additional Investments (i.e., any such Investment made after March 31, 2013) pursuant to this subsection

2.19                        Amendment to Affiliate Transactions Covenant Section 9.13 of the Credit Agreement shall be amended by inserting the following proviso immediately before the period at the end of such section:

; provided, however, that notwithstanding any contrary provision in this Section 9.13, no fees, expense reimbursements or other costs in respect of management, consulting, advisory or similar services shall be paid by the Borrower or any Subsidiary to the Sponsor or any of Sponsor’s Affiliates prior to the Borrower’s exercise of the Target Leverage Option except (i) fees and expense reimbursements paid by the Borrower to the General Partner pursuant to and in accordance with the Partnership Agreement as in effect on April 1, 2013 and consistent with past practices, and (2) customary director fees and expense reimbursements paid to Affiliates of the Sponsor under and in accordance with the Borrower’s compensation arrangements for non-employee directors as in effect on April 1, 2013.

2.20                        Addition of Limitation on Capital Expenditures.  Article IX of the Credit Agreement shall be amended by inserting the following as a new “Section 9.23” immediately after Section 9.22 thereof:

Section 9.23                             Limitation on Capital Expenditures.  The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly make or commit to make any Capital Expenditure prior to the date on which the Borrower exercises the Target Leverage Option except:

(a)                           Maintenance Capital Expenditures; and

(b)                           Growth Capital Expenditures; provided, that, after giving effect to any such Growth Capital Expenditure the aggregate amount of Growth Capital Expenditures made or committed to be made (measured as of the date that each such Growth Capital Expenditure is made or committed to be made) during (i) the period commencing on April 1, 2013 and ending on December 31, 2013, and (ii) the period commencing on January 1, 2014 and ending on June 30, 2015, for each such period calculated separately does not exceed $25,000,000; provided, however, that the Borrower may make or commit to make (or permit any Subsidiary to make or commit to make) additional Growth Capital Expenditures of up to $3,000,000 for each such period calculated separately so long as (A) the Borrower causes the General Partner and/or Southcross Holdings to deposit funds in a dollar amount equal to the excess of (x) the aggregate amount of Growth Capital Expenditures for such period over (y) $25,000,000 (the aggregate dollar amount of all funds so deposited being referred to herein as the “Equity Funded Capital Expenditure Amount”) into the GP Cash Collateral Account prior to the time that such Growth Capital Expenditure is made or committed to be made and, in any case, on or prior to the last Subsequent Equity Contribution Date (which Capital Expenditure Collateral Amount shall be above and in addition to the amount on deposit in the GP Cash Collateral Account on such date and shall not be netted or credited against any other amounts required or permitted to be deposited or maintained in the GP Cash Collateral Account pursuant to Section 9.01(e)(ii) or any other terms or conditions of this Agreement or any other Loan Document), and (B) the aggregate amount of Growth Capital Expenditures made or committed to be made in each such period calculated separately does not exceed $28,000,000 at any time.

2.21                                        Addition of Required Equity Contributions Event of Default.  Subsection 10.01(d) of the Credit Agreement shall be amended by inserting “, Section 8.20, Section 8.21” immediately after the reference to “Section 8.19” contained therein.

2.22                        Addition of Release of GP Collateral Provision.  Article XII of the Credit Agreement shall be amended by adding the following new “Section 12.20” thereto immediately after Section 12.19 thereof:

Section 12.20                      Release of GP Collateral.

(a)                                 Disbursements from GP Cash Collateral Account.  Contemporaneously with each Required Equity Contribution, if the Borrower has provided the Administrative Agent a funds flow memorandum signed by a Financial Officer of the Borrower, including irrevocable instructions to transfer the relevant Required Equity Amounts in accordance therewith (which signed funds flow memorandum and irrevocable transfer instructions shall be delivered to the Administrative Agent no later than three (3) Business Days prior to the applicable Required Equity Contribution Date), and other documentation demonstrating that such funds will be applied in accordance with the terms and conditions of this Agreement and the other Loan Documents, in each case in form and substance satisfactory to the Administrative Agent, then the Administrative Agent shall, so long as no Default or Event of Default exists or would result therefrom, cause funds to be released from the GP Cash Collateral Account in an amount equal to the applicable Required Equity Amount; provided, that the Administrative Agent shall not be required to release such funds (A) to the extent that the Borrower, the General Partner or Southcross Holdings has failed to cause any other funds required to be deposited or maintained in the GP Cash Collateral Account pursuant to Sections 8.21, 9.01(e)(ii) or 9.23 hereof or any other terms or conditions of this Agreement or any other Loan Document, as applicable, or (B) if after giving effect to such release, the total Revolving Credit Exposures would exceed an amount equal to (x) the total Commitments minus (y) the Availability Block.  Any funds released from the GP Cash Collateral Account pursuant to this Section 12.20(a) shall be used solely for the purpose of consummating the applicable Required Equity Contribution, and the related Required Equity Proceeds shall be applied as a mandatory repayment in accordance with Section 3.04(b)(iv) on the applicable Required Equity Contribution Date immediately after the Borrower’s receipt thereof.

(b)                                 Final Release of GP Collateral.  After June 30, 2014, if (i) the Borrower has exercised the Target Leverage Option, and (ii) either (A) the Borrower has satisfied the Subsequent Equity Contribution Test, and no amounts have been deposited to the GP Cash Collateral Account pursuant to Sections 9.01(e)(ii) or 9.23(b), or (B) the Borrower has failed to satisfy the Subsequent Equity Contribution Test, and the Subsequent Equity Contribution has occurred, then the Administrative Agent shall, so long as no Default or Event of Default exists or would result therefrom, take any and all actions necessary (including any actions necessary to terminate the GP Cash Collateral Account Control Agreement and the GP Cash Collateral Pledge Agreement) to cause its Lien on and security interest in the GP Collateral, including, without limitation, the GP Cash Collateral Account, to be released.

2.23                        Replacement of Ongoing Compliance Certificate Exhibit.  Exhibit D-2 to the Credit Agreement shall be amended and restated in its entirety in the form of Exhibit D-2 to this Amendment, and Exhibit D-2 to this Amendment shall be deemed to be attached as Exhibit D-2 to the Credit Agreement.

SECTION 3                               Conditions Precedent.  This Amendment will be effective as of the date that each of the following conditions precedent has been satisfied (such date, the “Second Amendment Effective Date”):

3.1                               Closing Deliveries.  Administrative Agent shall have received each of the following documents, instruments, and agreements, each of which shall be in form and substance and executed in such counterparts (if applicable) as shall be acceptable to Administrative Agent and each of which shall, unless otherwise indicated, be dated as of the Second Amendment Effective Date:

(a)                                 counterparts hereof duly executed by the Borrower and Consenting Lenders that are sufficient to constitute the Required Lenders and consent and agreement counterparts hereof duly executed by the other Loan Parties;

(b)                                 counterparts of an amended and restated or replacement deposit account control agreement duly executed by the General Partner, the Administrative Agent and Wells Fargo Bank, N.A. (the “A&R GP Cash Collateral Control Agreement”), which shall, among other things, restrict the General Partner’s access to and establish the Administrative Agent’s “control” (as such term is defined in Section 9.104 of the Texas UCC (as defined in the Guaranty and Collateral Agreement)) of the GP Cash Collateral Account;

(c)                                  counterparts of an amendment and restatement of the Equity Holder Agreement (the “A&R Equity Holder Agreement”) duly executed by the General Partner, Southcross Holdings (together with the General Partner as the owners of at least 58% of the issued and outstanding Equity Interests in the Borrower, the “Equity Holders” and each individually, an “Equity Holder”), and the Administrative Agent, which shall require (i) each Equity Holder to (A) promptly deposit or cause to be deposited, as applicable, into the GP Cash Collateral Account any and all proceeds received by such Equity Holder (or received by any transfer agent holding Equity Interests on behalf of such Equity Holder) in respect of the quarterly cash distributions of Available Cash to be declared and paid by the Borrower for the fiscal quarters ending March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013, and (B) consummate the Initial Equity Contribution and the Subsequent Equity Contribution, and (ii) the Administrative Agent to release funds from the GP Cash Collateral Account, in each case in accordance with and subject to the terms and conditions of the Credit Agreement (as amended hereby);

(d)                                 a perfection certificate date as of the date hereof and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, in form and substance satisfactory to the Administrative Agent;

(e)                                  an opinion of Gardere Wynne Sewell LLP, as special counsel to the Loan Parties and the General Partner, favorably opining as to such matters as the Administrative Agent may reasonably request; and

(f)                                   such other documents, instruments and certificates as the Administrative Agent or its counsel may reasonably request relating to the foregoing, the organization, existence and good standing of the General Partner and each of the Loan Parties, the authorization of this Amendment and the transactions contemplated hereby, and any other legal matters relating to the General Partner, the Loan Parties and this Amendment.

3.2                               Fees and Expenses.  The Borrower shall have paid to the Administrative Agent all fees due and owing to the Administrative Agent or the Consenting Lenders in connection with this Amendment including, without limitation, (a) an amendment consent fee in an amount equal to 0.250% of the aggregate amount of the Commitments of the Consenting Lenders (including Wells Fargo), and (b) all reasonable fees and expenses incurred by the Administrative Agent (including, without limitation, fees and expenses of counsel to the Administrative Agent) in the preparation, execution, review and negotiation of this Amendment and any other related documents for which the Borrower shall have been invoiced by the Administrative Agent on or before the Second Amendment Effective Date.

3.3                               Absence of Defaults.  After giving effect to the limited waiver set forth in Section 1 of this Amendment, no Default or Event of Default shall have occurred which is continuing.

3.4                               Representations and Warranties.  Each representation and warranty contained in Section 4 hereof shall be true and correct in all material respects.

3.5                               Other Documents.  The Administrative Agent shall have been provided with such documents, instruments, and agreements, and the Borrower and the other Loan Parties shall have taken such actions, in each case as the Administrative Agent may reasonably require in connection with this Amendment and the transactions contemplated hereby.

SECTION 4                               Representations and Warranties.  In order to induce the Administrative Agent and the Lenders to enter into this Amendment, Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1                               Minimum Consolidated EBITDA.  To the Borrower’s knowledge, the Consolidated EBITDA of the Borrower for the fiscal quarter ended March 31, 2013 (the calculation of which may include a one-time add back of fees, costs and expenses incurred in connection with the negotiation, documentation, closing and consummation of the First Amendment in an aggregate amount not to exceed $1,000,000, solely to the extent deducted in determining Consolidated Net Income in such period and solely for the purposes of this Section 4.1) will be equal to or greater than $4,000,000.

4.2                               Accuracy of Representations and Warranties.  After giving effect to the limited waiver set forth in Section 1 of this Amendment, each representation and warranty of each Loan Party contained in the Loan Documents is true and correct in all material respects as of the date hereof (except that (i) to the extent that any such representation and warranty is expressly limited to an earlier date, in which case, on the date hereof, such representation and warranty shall continue to be true and correct in all material respects as of such specified earlier date and (ii) to the extent that any such representations and warranties are qualified by materiality, such representations and warranties shall continue to be true and correct in all respects).

4.3                               Due Authorization, No Conflicts.  The execution, delivery and performance by the Borrower of this Amendment are within the Borrower’s limited partnership powers, have been duly authorized by necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official (other than filings with the SEC required under applicable law) and do not violate or constitute a default under any provision of applicable law or any material agreement binding upon the Borrower or any of its Subsidiaries, or result in the creation or imposition of any Lien upon any of the assets of the Borrower or any of its Subsidiaries.

4.4                               Validity and Binding Effect.  This Amendment constitutes the valid and binding obligations of the Borrower enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally, and subject to general principles of equity, regardless of whether considered in a proceeding in equity or law.

4.5                               Absence of Defaults.  After giving effect to the limited waiver set forth in Section 1 of this Amendment, no Default or Event of Default has occurred which is continuing.

4.6                               No Defense.  The Borrower has no defenses to (a) payment, counterclaims or rights of set-off with respect to the Secured Obligations on the date hereof or (b) the validity, enforceability or binding effect against the Borrower of the Credit Agreement or any of the other Loan Documents or any Liens intended to be created thereby.

4.7                               Review and Construction of Documents.  The Borrower (a) has had the opportunity to consult with legal counsel of its own choice and has been afforded an opportunity to review this Amendment with its legal counsel, (b) has reviewed this Amendment and fully understands the effects thereof and all terms and provisions contained in this Amendment, and (c) has executed this Amendment of its own free will and volition.  Furthermore, the Borrower acknowledges that (i) this Amendment shall be construed as if jointly drafted by the Borrower and the Lenders, and (ii) the recitals contained in this Amendment shall be construed to be part of the operative terms and provisions of this Amendment.

SECTION 5                               Miscellaneous.

5.1                               Limitations; Reservation of Rights.  Except for the limited waiver set forth in Section 1 hereof and the amendments set forth in Section 2 hereof, nothing contained herein shall be deemed a consent to or waiver of any action or inaction of the Borrower or any other Loan Party that constitutes a violation of any provision of the Credit Agreement or any other Loan Document, or which results in a Default or Event of Default (including any and all existing or prospective Defaults or Events of Default) under the Credit Agreement or any other Loan Document.  Neither the Lenders nor the Administrative Agent shall be obligated to grant any future waivers, consents or amendments with respect to the Credit Agreement or any other Loan Document.  No failure or delay on the part of Administrative Agent or any Lender to exercise any right or remedy under the Credit Agreement, any other Loan Document or applicable law shall operate as a consent to or waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of any right or remedy, all of which are cumulative and are expressly reserved.

5.2                               Reaffirmation of Loan Documents; Extension of Liens.  Any and all of the terms and provisions of the Credit Agreement and the Loan Documents shall, except as amended and modified hereby, remain in full force and effect.  The Borrower hereby extends the Liens securing the Secured Obligations until the Secured Obligations have been paid in full, and agrees that the amendments and modifications herein contained shall in no manner affect or impair the Secured Obligations or the Liens securing payment and performance thereof.

5.3                               Parties in Interest.  All of the terms and provisions of this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

5.4                               Counterparts.  This Amendment may be executed in counterparts, and all parties need not execute the same counterpart; however, no party shall be bound by this Amendment until this Amendment has been executed by the Borrower and the Required Lenders, and the consent and agreement counterparts have been executed by the other Loan Parties, at which time this Amendment shall be binding on, enforceable against and inure to the benefit of the Borrower and all Lenders.  Facsimiles or other electronic copies (e.g., .pdf) shall be effective as originals.

5.5                               COMPLETE AGREEMENT.  THIS AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

5.6                               Release.  The Borrower and each other Loan Party on their own behalf and on behalf of their predecessors, successors, heirs, legal representatives and assigns (collectively, the “Releasing Parties”), hereby acknowledge and stipulate that as of the Second Amendment Effective Date, none of the Releasing Parties has any claims or causes of action of any kind whatsoever against Administrative Agent, any other Secured Party or any of their officers, directors, employees, agents, attorneys, or representatives, or against any of their respective predecessors, successors, or assigns (each of the foregoing, collectively, the “Released Parties”).  Each of the Releasing Parties hereby forever releases, remises, discharges and holds harmless the Released Parties, from any and all claims, causes of action, demands, and liabilities of any kind whatsoever, whether direct or indirect, fixed or contingent, liquidated or nonliquidated, disputed or undisputed, known or unknown, which any of the Releasing Parties has or may acquire in the future relating in any way to any event, circumstance, action, or failure to act from the beginning of time through the date of this Amendment.

5.7                               Covenant Not to Sue.  The Borrower and each other Loan Party, on their own behalf and on behalf of the Releasing Parties, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by Borrower or such other Loan Party pursuant to Section 5.6 above.  If the Borrower or any other Loan Party or any of their successors, assigns or other legal representatives violates the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Released Party as a result of such violation.

5.8                               Headings.  The headings, captions and arrangements used in this Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Amendment, nor affect the meaning thereof.

5.9                               No Implied Waivers.  No failure or delay on the part of the Administrative Agent or the Lenders in exercising, and no course of dealing with respect to, any right, power or privilege under this Amendment, the Credit Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Amendment, the Credit Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.10                        Arms-Length/Good Faith.  This Amendment has been negotiated at arms-length and in good faith by the parties hereto.

5.11                        Interpretation.  Wherever the context hereof shall so require, the singular shall include the plural, the masculine gender shall include the feminine gender and the neuter and vice versa.  The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

5.12                        Severability.  In case any one or more of the provisions contained in this Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Amendment shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

5.13                        Loan Documents.  The Loan Parties acknowledge and agree that each of the A&R Equity Holder Agreement and this Amendment is a Loan Document and the A&R GP Cash Collateral Control Agreement is a Security Instrument.

5.14                        Further Assurances.  The Borrower agrees to execute, acknowledge, deliver, file and record such further certificates, instruments and documents, and to do all other acts and things, as may be requested by the Lenders as necessary or advisable to carry out the intents and purposes of this Amendment.

5.15                        Governing Law.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF TEXAS.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers on the date and year first above written.

THE BORROWER:	SOUTHCROSS ENERGY PARTNERS, L.P.

	By:	Southcross Energy Partners GP, LLC,
its general partner

	By:	/s/ David W. Biegler
David W. Biegler
Chairman and Chief Executive Officer

SIGNATURE PAGE

LIMITED WAIVER AND SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SOUTHCROSS ENERGY PARTNERS, L.P.

The undersigned (i) consent and agree to this Amendment, and (ii) agree that the Loan Documents to which it is a party (including, without limitation, the Second Amended and Restated Guaranty and Collateral Agreement dated as of November 7, 2012, as applicable) shall remain in full force and effect and shall continue to be the legal, valid and binding obligation of the undersigned, enforceable against it in accordance with its terms.

CONSENTED, ACKNOWLEDGED AND AGREED TO BY:

SOUTHCROSS ENERGY OPERATING, LLC
SOUTHCROSS ENERGY LP LLC
SOUTHCROSS ENERGY GP LLC
SOUTHCROSS DELTA PIPELINE LLC
SOUTHCROSS PROCESSING LLC
SOUTHCROSS ALABAMA PIPELINE LLC

By:	/s/ David W. Biegler
David W. Biegler
Chairman and Chief Executive Officer

SOUTHCROSS CCNG GATHERING LTD.
SOUTHCROSS CCNG TRANSMISSION LTD.
SOUTHCROSS GULF COAST TRANSMISSION
LTD.
SOUTHCROSS MISSISSIPPI PIPELINE, L.P.
SOUTHCROSS MISSISSIPPI GATHERING, L.P.
SOUTHCROSS ALABAMA GATHERING
SYSTEM, L.P.
SOUTHCROSS MIDSTREAM SERVICES, L.P.
SOUTHCROSS MARKETING COMPANY LTD.
SOUTHCROSS NGL PIPELINE LTD.
SOUTHCROSS GATHERING LTD.
SOUTHCROSS MISSISSIPPI INDUSTRIAL
GAS SALES, L.P.

By:	Southcross Energy GP LLC,
as general partner

By:	/s/ David W. Biegler
David W. Biegler
Chairman and Chief Executive Officer

CONSENT AND AGREEMENT SIGNATURE PAGE

LIMITED WAIVER AND SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SOUTHCROSS ENERGY PARTNERS, L.P.

THE ADMINISTRATIVE AGENT
AND A LENDER:	WELLS FARGO BANK, N.A.,
as the Administrative Agent and a Lender

	By:	Andrew Ostrov
Andrew Ostrov
Director

Exhibit D-2-1

LENDER:	CITIBANK, N.A., as a Lender

	By:	/s/ Thomas Benavides
	Name:	Thomas Benavides
	Title:	Senior Vice President

Exhibit D-2-2

LENDER:	BARCLAYS BANK PLC, as a Lender

	By:	/s/ Vanessa A. Kurbatskiy
	Name:	Vanessa A. Kurbatskiy
	Title:	Vice President

Exhibit D-2-3

LENDER:	JPMORGAN CHASE BANK, N.A.,
as a Lender

	By:	/s/ Preeti Bhatnagar
	Name:	Preeti Bhatnagar
	Title:	Authorized Officer

Exhibit D-2-4

LENDER:	COMPASS BANK,
as a Lender

	By:	/s/ Blake Kirshman
	Name:	Blake Kirshman
	Title:	Senior Vice President

Exhibit D-2-5

LENDER:	AMEGY BANK NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Jill McSorley
	Name:	Jill McSorley
	Title:	Senior Vice President

Exhibit D-2-6

LENDER:	ROYAL BANK OF CANADA, as a Lender

	By:	Jason S. York
	Name:	Jason S. York
	Title:	Authorized Signatory

Exhibit D-2-7

LENDER:	COMERICA BANK, as a Lender

	By:	/s/ Brandon M. White
	Name:	Brandon M. White
	Title:	Corporate Banking Officer

Exhibit D-2-8

LENDER:	MIDFIRST BANK, as a Lender

	By:	/s/ W. Thomas Portman
	Name:	W. Thomas Portman
	Title:	Vice President

Exhibit D-2-9